Exhibit 10.18

September 2, 2010, amended and restated as of August 16, 2011

Erin Mulligan Nelson

RE:	Offer of Employment

Dear Erin:

On behalf of Bazaarvoice, Inc. (the “Company”), I am pleased to invite you to join the Company as Chief Marketing Officer reporting to Brett Hurt, President and CEO. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. If you accept our offer of employment by complying with the instructions set forth in the last paragraph of this offer, your first day of employment will be on or before November 1, 2010. The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason.

2. Compensation.

(a) Base Salary. The Company will pay you a base salary at a rate of $20,833.34 per month (annualized to $250,000 per year) in accordance with the Company’s standard payroll policies, including compliance with applicable withholding requirements. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b) Bonus Compensation.

Annual Bonus. In addition to your base salary, you will be eligible to participate in a Key Executive Bonus Plan (as defined in Exhibit A attached hereto) adopted each fiscal year that sets your target bonus amount to be paid upon achievement of defined goals for the company and you. In your initial year of employment, your targeted annual bonus will be $100,000 at 100% achievement, pro-rated from your date of hire. For the fiscal years ended April 30, 2011, April 30, 2012 and April 30, 2013, the Company shall pay you a minimum guaranteed bonus payment equal to 50% of your targeted annual bonus with respect to such fiscal year, subject to your continued employment with respect to such fiscal year in accordance with the Key Executive Bonus Plan (or any successor plan thereto), provided that the minimum guaranteed bonus payment in a fiscal year shall not exceed $100,000.

Sign-on Bonus. In addition, you will be paid a sign-on bonus of $50,000.00 (the “Sign-on Bonus”) on the first regular payroll following your official start date and in accordance with the Company’s standard payroll policies, including compliance with applicable withholding requirements.

Forfeiture of Sign-on Bonus. In the event that you terminate your employment with the Company within four (4) months following your official start date, you will be required to pay back the entire Sign-on Bonus. In the event that you terminate your employment with the Company following your fourth month of employment, you will be required to pay back the Sign-on Bonus on a pro-rated basis based on length of employment from that point forward and up to twelve (12) full months of employment. For example, if you leave during the 5th month, you would owe 87.5% of the signing bonus. You shall be required to make any such payment to the Company within thirty (30) days following your separation date.

3. Stock Ownership. Subject to approval by the Company’s Board of Directors, you will be granted an option under the Company’s 2005 Stock Plan to purchase 429,232 shares of the Company’s common stock at a price per share equal to the fair market value of the common stock on the date upon which the Board of Directors approves the option grant. We will recommend that the Company’s Board of Directors set your vesting schedule with respect to such option as follows: One-fourth ( 1/4th) of the shares subject to the option will vest on the first anniversary of your employment with the Company and an additional one forty-eighth (1/48th) of the total number of such shares will vest each month thereafter, subject to your continued employment with the Company on any such date. In addition, in the event of your Termination Upon Change of Control (as defined in Exhibit B attached hereto), all (100%) of your unvested options shall immediately vest.

4. Benefits. During the term of your employment, you will be entitled to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time.

5. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

6. Prior Employment Relationships; Conflicting Obligations. If you have not already done so, we request that you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

7. Employee Proprietary Information Agreement. As a condition of this offer of employment, you will be required on your first day of employment to complete and sign the

Company’s standard form of Employee Proprietary Information Agreement (the “EPIA”) attached hereto as Exhibit C.

8. Severance. The Company’s severance obligations, and the terms and conditions of such severance obligations are set forth in Exhibit D.

9. General. This offer letter, the EPIA and the Stock Option Agreement covering the shares described in paragraph 3, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter, on the one hand, and the EPIA and the Stock Option Agreement, on the other hand, the terms and provisions of the EPIA and the Stock Option Agreement will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. This offer letter will be governed by Texas law without giving effect to its conflict of law principles.

10. Background Check; Contingencies. This offer of employment is contingent upon the satisfactory completion of background screens to be performed by the Company and/or independent contractors of the Company. If such checks fail to satisfy the Company’s requirements for employees at your level, this offer of employment shall be rescinded.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it to me.

Sincerely,

BAZAARVOICE, INC.

By:	/s/ Brett Hurt
Brett Hurt
President and CEO

Agreed and Accepted:

Signature:	/s/ Erin Nelson

Date:	August 16, 2011

EXHIBIT A

KEY EXECUTIVE BONUS PLAN

EXHIBIT B

CHANGE OF CONTROL

EXHIBIT C

EMPLOYEE PROPRIETARY AND INVENTIONS AGREEMENT

EXHIBIT D

SEVERANCE

1. Severance.

(a) Severance Payment. As set forth under Section 1 of the offer letter, you and the Company shall be entitled to terminate your employment with the Company at any time, for any or no reason; provided, however, that if you are terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability), then, subject to the limitations of Section 1(b) and Section 2 of this Exhibit D, you shall be entitled to receive: (A) your Base Salary through the date of termination; (B) continuing severance pay at a rate equal to one-hundred percent (100%) of your base salary, as then in effect (less applicable withholding), for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (C) reimbursement of all expenses for which you are entitled to be reimbursed pursuant the Company’s current expense reimbursement policy, but for which you have not yet been reimbursed; (D) the right to continue health care benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), at your cost, to the extent required and available by law; and (E) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(b) Conditions Precedent. Any severance payments contemplated by Section 1(a) above are conditional on your: (i) continuing to comply with the terms of this offer letter and the EPIA; and (ii) complying with the release requirements of Section 1(c) below. Notwithstanding the foregoing, this Section 1(b) shall not limit your ability to obtain expense reimbursements pursuant to the Company’s current expense reimbursement policy or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

(c) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 1(a) of this Exhibit D will be subject to your signing and not revoking a separation agreement including a general release of claims relating to your employment and/or this offer letter against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and affirmation of obligations hereunder and under the EPIA in a form reasonably satisfactory to the Company or its successor (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance or benefits under this offer letter. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.

(d) Cause. For purposes of this offer letter, “Cause” shall mean: (i) your continued failure to substantially perform the material duties and obligations under this offer letter (for reasons other than death or Disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) your failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by you that results in a substantial gain or personal enrichment of you at the expense of the Company; (iv) your violation of a federal, state, or local law or regulation applicable to the Company’s business; (v) your violation of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state or local government; or (vi) your material breach of the terms of this offer letter or the EPIA.

(e) Disability. For purposes of this offer letter, “Disability” means that you, at the time notice is given, have been unable to substantially perform your duties under this offer letter for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of your incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

2. Section 409(a). The foregoing provisions are intended to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguous terms or provisions herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this offer letter, any payments payable to you upon a termination of employment, pursuant to this offer letter that are considered deferred compensation under Section 409A, and are not otherwise exempt therefrom, shall not be payable until you have a “separation from service” within the meaning of Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.